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                                EXHIBIT 4.5







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                    [FORM OF DEALERSHIP PARTICIPATION LETTER]

                           [AMERICREDIT CORP. LETTERHEAD]


                                                                        [Date]



[Name of Dealer & Address]



Dear [Name of Dealer]:

      I often think about how AmeriCredit Corp. could become more profitable and, as a result, increase the market price of its stock. Creating shareholder value through increased profitability is my key responsibility as Chairman of the Company, and is also very important to me personally because I am a shareholder. My obvious conclusion for AmeriCredit's increased profitability is more bookings of secondary finance contracts from you, our dealer customer.

      I have an idea that could make you AmeriCredit's partner in the creation of shareholder value if we did more business together. Like other publicly traded companies, AmeriCredit grants stock options to its directors, officers and key employees in order to provide an attractive pay incentive and align their interests with those of the shareholders. If stock options are good for AmeriCredit's people, why wouldn't stock options be good for our [customers or partners], the dealers?

      After reviewing this concept with our Board of Directors and other corporate advisors, we concluded that the idea of offering stock options to our dealer base was sound and should be implemented as soon as possible. We have, therefore, created the "Dealership Stock Option Plan." We are pleased to enclose a prospectus which describes the plan, as well as a copy of the plan itself.

      The key features of the plan are:

      1. Options granted under the plan are in addition to the normal and usual terms of our current programs to purchase contracts from you.

      2. Grants are automatic and made quarterly based on the volume of contracts we purchase from you during each calendar quarter.

      3. Your exercise price for the option shares is fixed for three years (the term of the option) and is based on the closing price of AmeriCredit's common stock (traded


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            on the New York Stock Exchange under the symbol "ACF") on the date of the grant.

      4. There is no cost to you until such time as you exercise your options -- which you would not do unless you had a gain. Some brokerage firms may even be able to provide you with "cashless" exercise programs for your options.

      5. There are no tax consequences to you until such time as you choose to exercise your options.

      After the initial sign-up option grant, which is being made in consideration for your already being our [customer or partner], you will earn additional options based on the formula explained in the enclosed prospectus. Obviously, we cannot guarantee a gain on your options since we don't know what the future holds relative to our stock price, but at least you and I will have the same interest in working together to increase that price.

      If you wish to participate in the Dealership Stock Option Plan, please complete and sign the acknowledgement below and return it to [AmeriCredit representative]. We also must have an Automobile Dealer Retail Purchase Agreement on file. If you have any questions about the plan, please call [AmeriCredit representative] at [phone number].

      We hope you are as excited about AmeriCredit's potential as we are and we appreciate the continued opportunity to be your partner.

                                          With kindest personal regards,



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      The undersigned, individually and on behalf of                       ,
                                                    -----------------------
                                                    [Name of Dealership]
acknowledges and agrees that the undersigned has received a copy of the

Dealership Stock Option Plan and the Prospectus related to such Plan, that the undersigned has reviewed the copies of the Prospectus and the Plan provided and understands all provisions therein and agrees to be bound by all terms and conditions thereof.  The undersigned also agrees that the options to be granted under the Dealership Stock Option Plan will be issued in the name of the dealership as optionee unless a different option recipient is designated below (the option recipient may be changed once each calendar quarter by providing written notice of the change to AmeriCredit).

                  Signature:
                                          --------------------------------
                  Print Name:
                                          --------------------------------
                  Title:
                                          --------------------------------
                  Date:
                                          --------------------------------
                  Designation of Option
                  Recipient (if other
                  than Dealership):
                                          --------------------------------

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